NORPAC TECHNOLOGIES, INC
Suite 311, 698 Seymour Street
Vancouver, BC V6B 3K6

VANCOUVER, BC, June 8, 2006 – Norpac Technologies, Inc. (the “Company”) (OTCBB:NRPT) announced today that Mr. Bruce Leitch has resigned as a director and officer of the Company. Mr. Leitch resigned to pursue other business opportunities and not as a result of any disagreement with the Company. Concurrent with his resignation, Mr. Leitch agreed to settle the Company’s outstanding indebtedness to him of approximately $150,000 in consideration of a payment of $22,500 US.

The Company thanks Mr. Leitch for his long service and wishes him every success in his future endeavors.

Mr. John Thornton, the Company’s remaining director, will assume the positions of President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer vacated by Mr. Leitch.

The Company also announced that it has negotiated a private placement of 2,600,000 shares at a price of $0.12 US per share pursuant to Regulation S with three Non-U.S. investors including 187,500 shares to be issued to Mr. Leitch. The proceeds of the private placement will be used to pay corporate debt and for working capital purposes.

This Press Release may contain, in addition to historical information, forward-looking statements. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, in the event the negotiated private placement is not completed as contemplated, it may have a significant adverse effect on the liquidity, financial position and assets of the Company, which may affect its ability to complete its business plan.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

Norpac Technologies, Inc.

“John P. Thornton”

John P. Thornton, President
Telephone: (604) 688-8619